Exhibit (23)
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statements (Forms S-8 No. 2-58577, No. 333-84815, and No. 333-157778) pertaining to the Spectrum Investment Savings Plan of Cooper Tire & Rubber Company of our report dated June 22, 2011, with respect to the financial statements and schedule of the Cooper Tire & Rubber Company Spectrum Investment Savings Plan included in this Annual Report (Form 11-K) for the year ended December 31, 2010.

/s/ Ernst & Young LLP
Ernst & Young LLP
Toledo, Ohio June 22, 2011